Exhibit 10.3

JAKKS ANNOUNCES SALE OF $19.3 MILLION OF COMMON STOCK TO

JOINT VENTURE PARTNER HONG KONG MEISHENG CULTURE COMPANY LTD.

SANTA MONICA, Calif., March 15, 2017 – JAKKS Pacific, Inc. (NASDAQ: JAKK) today announced that the Company has entered into an agreement with Hong Kong Meisheng Culture Company Ltd. (“Meisheng”) to sell 3,660,891 million shares of the Company’s common stock to Meisheng for a total purchase price of $19.3 million. The transaction is subject to approval by the shareholders of Meisheng’s parent company (Meisheng Culture & Creative Corp., Ltd.), and regulatory filings in China by Meisheng.

Stephen Berman, JAKKS Chairman and Chief Executive Officer, stated: “As a manufacturer of kids’ consumer products and toys, as well as animated content, we appreciate the significant and broad possible new opportunities the Chinese market represents. We are pleased that Meisheng has made the investment decision to acquire an equity stake in JAKKS. This should fortify our existing relationship as joint venture partners in two jointly owned companies – one that distributes JAKKS products in China and the other that develops new animation content owned by JAKKS and Meisheng. We expect the expanded relationship with Meisheng will put us in an advantageous position to realize greater opportunities in China.”

“We are also pleased to announce that upon closing of Meisheng’s share purchase, Xiaoqiang Zhao, Executive Director of Hong Kong Meisheng Culture Company Ltd. and Chairman of the Board of its parent company Meisheng Culture & Creative Corp., Ltd., will join us as a member of JAKKS Board of Directors. He will bring his experience and unique insights to the Board including serving as Chair of a specially created committee aimed at commercial development in the Greater China region, and will be instrumental in helping us gain greater access to the Chinese toy market.”

Xiaoqiang Zhao stated: “Meisheng Culture is one of the leading companies in China’s IP industry through its own IP generation and partnerships with other companies. We have been creating an IP operation and transformational platform consisting of consumer products, games and media, which centers on IP derivatives. We believe we have unique advantages in the global IP industry, from creating, designing, manufacturing to distribution and retail as well as other current and future platforms. Investing in JAKKS is an important factor in our global market strategy. We believe this investment will contribute to Meisheng’s growth and impact in overseas markets. We are optimistic that we will be able to help JAKKS expand its market share in Asia, and especially in China. I have had a long-term relationship with Stephen Berman and a great relationship with JAKKS for more than a decade. Asia is an attractive market with lots of consumers with strong buying power. Together with JAKKS, we look forward to bringing a better experience to consumers in Asia.”

“I am honored to be elected as a new member of JAKKS’ Board of Directors. I look forward to bringing my decades of experience in consumer goods to the Board and to further support JAKKS’ growth along with the other members of the Board.”

Meisheng announced in February 2017 that it acquired 1,387,647 shares of the Company’s common stock in open market transactions. In addition to the joint venture companies established by Meisheng and JAKKS, Meisheng Culture & Creative Corp., Ltd. has for many years been a manufacturer for the Company.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include BIG-FIGS™, XPV®, Max Tow™ and Friends, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi™, a skincare and performance make-up brand.   Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children.  Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

© 2017 JAKKS Pacific, Inc. All rights reserved.

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

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JAKKS CONTACTS:
Sara Rosales Montalvo	Joel Bennett
SaraRM@jakks.net	JoelB@jakks.net
424-268-9363	310-455-6210